Exhibit 5.1

October 23, 2012

Board of Directors

Hampton Roads Bankshares, Inc.

999 Waterside Drive, Suite 200

Norfolk, Virginia 23510

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company has filed the Registration Statement to effect the registration of up to 138,668,812 shares of Company common stock, $0.01 par value per share (“Common Stock”), warrants to purchase shares of Common Stock (the “Warrants”), 757,643 shares of Common Stock underlying the Warrants and any shares that may be registered pursuant to any subsequent registration statement the Company may hereafter file with the Commission in connection with such transaction pursuant to Rule 462(b) under the Securities Act (collectively, the “Securities”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

Of the Securities being registered, (i) 138,668,812 shares of Common Stock are presently issued and outstanding (“Outstanding Shares”), (ii) the Warrants are presently issued and outstanding (“Outstanding Warrants”) and (iii) 757,643 shares of Common Stock are issuable upon the exercise of the Outstanding Warrants (“Warrant Shares”).

In our capacity as your counsel in connection with such registration and as a basis for the opinion hereinafter expressed, we have examined (i) the Registration Statement, (ii) certificates of public officials and of representatives of the Company and (iii) such corporate proceedings, records and documents as we have considered necessary for the purposes of this opinion. We have assumed that (i) the signatures on all documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as certified or photostatic copies conform to the originals thereof, (iv) the Registration Statement and any amendments thereto will have become effective (and will remain effective at the time of the offer, issuance and sale of the securities thereunder) and (v) the prospectus and any prospectus supplement describing such securities will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

October 23, 2012

1. The Outstanding Shares and Outstanding Warrants have been duly authorized and validly issued and are fully paid and nonassessable.

2. The Warrant Shares have been duly authorized, and, upon issuance, delivery and payment therefor, in the manner contemplated by the Outstanding Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

/s/ Williams Mullen